EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OR
JOHN P. NELSON
VICE PRESIDENT & CFO

(515) 232-6251

JANUARY 18, 2008

AMES NATIONAL CORPORATION
ANNOUNCES
2007 FOURTH QUARTER AND ANNUAL EARNINGS RESULTS

FOURTH QUARTER 2007 RESULTS

For the quarter ended December 31, 2007, net income for Ames National Corporation (Company) totaled $2,722,000, or $0.29 per share, slightly exceeding the $2,721,000, or $0.29 per share, earned in the fourth quarter of 2006.  Net interest income increased $701,000, or 12%, for the quarter compared to the same period a year ago primarily on higher loan volume, improved investment yields, and the lower costs of funds.  Higher net interest income was offset by lower net security gains, declining merchant and ATM fees, and higher salaries and other non interest expenses primarily associated with the opening of the Ankeny office of First National Bank.  The Company’s annual net interest margin for the quarter improved to 3.58% in 2007 compared to the 3.29% posted in 2006.

Fourth quarter 2007 return on average assets was 1.28% and compared to 1.32% for the same period in 2006.  Return on average equity was 9.78% for the three months ended December 31, 2007 compared to the 9.74% posted a year ago.   The efficiency ratio for the fourth quarter of 2007 was 53.90%, compared to 52.23% last year.  Non-interest expense increased $409,000, or 11%, for the quarter compared to the same quarter in 2006 primarily related to opening the Ankeny office.

ANNUAL RESULTS FOR 2007

Net income for the year ended December 31, 2007 increased to $11,009,000, or $1.17 per share, compared to the $10,944,000, or $1.16 per share, earned in 2006.  Increased net interest income, trust revenues, and net securities gains were offset by the initial non-interest expenses primarily associated with opening the Ankeny office in 2007.  Also in 2006, non-interest income included a non-recurring gain of $482,000 on the foreclosure of real estate, which is significant in comparing 2007 and 2006 earnings.

Net interest income was $24,025,000 for the year ended December 31, 2007, compared to $22,990,000 recorded in 2006, a 4.3% increase.  The Company’s annual net interest margin improved to 3.39% in 2007 compared to the 3.29% posted in 2006.

Return on average assets for 2007 and 2006 was 1.30% and 1.34%, respectively.  Return on equity for the same periods were 9.89% and 9.99%, respectively.  The efficiency ratio for the year ended December 31, 2007, was 53.71% compared to 52.26% for the previous year.

Deposits increased to $690,119,000 on December 31, 2007, a 1.4% increase over the $680,356,000 recorded at year-end 2006.  Demand deposits and large time certificates of deposit showed the highest percentage growth.

Net loans as of December 31, 2007, increased 8% to $463,651,000 compared to the $429,123,000 recorded a year ago as the result of stronger commercial and commercial real estate loan demand in 2007.  The allowance for loan losses on December 31, 2007, totaled $5,781,000 compared to $6,533,000 on December 31, 2006.  Net charge-offs for the year ended December 31, 2007, were $658,000 compared to $50,000 for the previous year.  Net charge-offs for the quarter ended December 31, 2007, were $416,000 compared to $15,000 for the same period in 2006.

Capital represented nearly 13% of total assets at the end of 2007.  Year-end equity capital declined 3% to $110,021,000 compared to $112,923,000 on December 31, 2006, as the result of lower unrealized gains on securities available for sale, primarily due to a decline in the market value of the financial stocks in Company’s equity portfolio.

Company stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $19.50 on December 31, 2007, compared to $21.00 at the end of 2006.   During the fourth quarter, the price ranged from $17.64 to $21.25.   The 2007 dividends declared of $1.08 per share were 4% higher than the $1.04 per share declared in 2006.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

ASSETS	2007	2006

Cash and due from banks	$26,044,577	$16,510,082
Federal funds sold	5,500,000	13,100,000
Interest bearing deposits in financial institutions	634,613	1,544,306
Securities available-for-sale	339,942,064	354,571,864
Loans receivable, net	463,651,000	429,122,541
Loans held for sale	344,970	525,999
Bank premises and equipment, net	13,446,865	12,617,741
Accrued income receivable	8,022,900	7,871,365
Deferred income taxes	929,326	-
Other assets	3,074,833	2,989,090

Total assets	$861,591,148	$838,852,988

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$80,638,995	$77,638,264
NOW accounts	160,672,326	158,584,115
Savings and money market	162,291,544	159,401,753
Time, $100,000 and over	109,189,660	102,230,631
Other time	177,326,270	182,501,710
Total deposits	690,118,795	680,356,473

Federal funds purchased and securities sold under agreements to repurchase	30,033,321	34,727,897
Other short-term borrowings	737,420	1,470,116
Long-term borrowings	24,000,000	2,000,000
Dividend payable	2,545,987	2,450,503
Deferred income taxes	-	1,187,948
Accrued expenses and other liabilities	4,135,102	3,736,739
Total liabilities	751,570,625	725,929,676

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; 9,429,580 and 9,425,013 shares issued and outstanding as of December 31, 2007 and 2006, respectively	18,859,160	18,850,026
Additional paid-in capital	22,588,691	22,498,904
Retained earnings	66,683,016	65,856,627
Accumulated other comprehensive income, -net unrealized gain on securities available-for-sale	1,889,656	5,717,755
Total stockholders' equity	110,020,523	112,923,312

Total liabilities and stockholders' equity	$861,591,148	$838,852,988

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Interest and dividend income:
Loans, including fees	$8,129,069	$7,529,449	$31,629,493	$29,593,896
Securities:
Taxable	2,322,194	2,341,644	9,304,036	8,830,356
Tax-exempt	1,225,013	1,105,260	4,828,248	4,226,941
Federal funds sold	51,198	79,971	232,723	224,882
Dividends	395,891	367,180	1,567,578	1,419,617

Total interest income	12,123,365	11,423,504	47,562,078	44,295,692

Interest expense:
Deposits	5,013,306	5,226,996	21,055,100	19,742,379
Other borrowed funds	677,974	465,572	2,482,030	1,563,149

Total interest expense	5,691,280	5,692,568	23,537,130	21,305,528

Net interest income	6,432,085	5,730,936	24,024,948	22,990,164

Provision (credit) for loan losses	16,426	44,685	(94,100)	(182,686)

Net interest income after provision (credit) for loan losses	6,415,659	5,686,251	24,119,048	23,172,850

Noninterest income:
Trust department income	471,228	373,449	2,014,277	1,462,734
Service fees	472,830	461,015	1,855,964	1,840,699
Securities gains, net	22,651	289,001	1,466,697	1,135,136
Loan and secondary market fees	203,357	107,669	743,009	564,819
Merchant and ATM fees	127,500	242,189	553,644	645,517
Gain on sale or foreclosure of real estate	—	—	—	482,203
Other	143,817	138,030	574,759	542,924

Total noninterest income	1,441,383	1,611,353	7,208,350	6,674,032

Noninterest expense:
Salaries and employee benefits	2,498,133	2,279,647	10,041,947	9,408,293
Data processing	595,711	561,336	2,239,595	2,185,478
Occupancy expenses	326,709	267,758	1,292,424	1,159,750
Other operating expenses	823,022	726,314	3,202,281	2,750,341

Total noninterest expense	4,243,575	3,835,055	16,776,247	15,503,862

Income before income taxes	3,613,467	3,462,549	14,551,151	14,343,020

Income tax expense	891,344	741,689	3,542,049	3,399,403

Net income	$2,722,123	$2,720,860	$11,009,102	10,943,617

Basic and diluted earnings per share	$0.29	$0.29	$1.17	$1.16

Declared dividends per share	$0.27	$0.26	$1.08	$1.04